UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2015

Essex Rental Corp.
(Exact name of registrant as specified in charter)

Delaware	000-52459	20-5415048
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois	60089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-215-6500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement

On July 30, 2015, the Company notified Wells Fargo Capital Finance, LLC, the lead lender and agent under the Essex Crane Rental Corp. Fourth Amended and Restated Credit Agreement, of an event of default due to a failure to maintain the required minimum trailing twelve month fixed charge coverage ratio of 1.10 to 1.00 for the month ended June 30, 2015. The failure to maintain the required minimum fixed charge coverage ratio was primarily due to increased legal and professional fees incurred during the six months ended June 30, 2015 as a result of the financial statement restatement and activist shareholder issues previously disclosed in addition to higher interest expense under the Essex Crane Rental Corp. Fourth Amended and Restated Credit Agreement, as a result of the default rate of interest that went into effect on June 18, 2015.
The event of default described may also trigger a default under the cross-default provisions contained within the Company's unsecured promissory notes, unless waived by the holders of those notes.

The Company is currently in negotiations with the lenders under the Essex Crane Revolving Credit Facility to obtain a waiver, or otherwise remedy, the event of default. The Company expects that it will be able to continue to use the Essex Crane Revolving Credit Facility to fund operations.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX RENTAL CORP.

Date: August 5, 2015	By:	/s/ Kory M. Glen
Name: Kory M. Glen
Title: Chief Financial Officer